EXHIBIT 10.2

LOOP CANADA INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is dated as of March 17, 2017, by and between Jennifer Rhee (“Executive”) and Loop Canada Inc. (the “Company”).

1. Duties.

1.1 Position. Executive is employed for the purpose of Chief Financial Officer to the Company, reporting to the Company’s President and Chief Executive Officer (the “CEO”). The duties and responsibilities of the Executive shall be commensurate with the position of an individual providing the same type of services in a similar company. The Executive shall perform such duties as from time to time may be prescribed for her by the CEO, in all cases to be consistent with Executive’s corporate offices and positions.

1.2 Obligations to the Company. Executive agrees to the best of her ability and experience that she will at all times loyally and conscientiously perform all of the duties and obligations required of and from Executive pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of Executive’s employment relationship with the Company, Executive further agrees that she will devote all of her business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, and Executive will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the CEO, and will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Executive will comply with and be bound by the Company’s operating policies, procedures and practices from time to time in effect during the term of Executive’s employment.

2. Term of Employment. Executive’s employment hereunder shall be for an indeterminate term and shall commence on April 3, 2017 (“Commencement Date”).

3. Compensation. For the duties and services to be performed by Executive hereunder, the Company shall pay Executive, and Executive agrees to accept, the salary and other benefits described below in this Section 3.

3.1 Salary. During the first two (2) years of employment, Executive shall receive a yearly base salary of $300,000. Executive’s salary will be payable pursuant to the Company’s normal payroll practices for payment of salary to executive employees. Following the first two (2) years of employment, Executive’s base salary will be reviewed as part of the Company’s normal salary review process, provided that the yearly base salary shall never be less than the previous year’s base salary.

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3.2 Bonus and Other Additional Compensation. Subject to the terms and conditions that may be set out in Exhibit A attached hereto, Executive will be eligible to participate in such bonus plans as the Company may make available to its employees in its sole discretion or receive additional awards as may be set forth in Exhibit A attached hereto. The Company may cancel or modify the terms of such bonus plans from time to time. The annual bonus, if any, shall be paid between January 1 and March 15 of the calendar year that follows the bonus year. The Company and Executive shall agree upon goals and objectives to be required for Executive to meet to be eligible for payment of a bonus and such goals and objectives shall be set forth in Exhibit A attached hereto (or to be attached hereto) and incorporated herein by this reference. Exhibit A may be replaced, revised or updated from time to time by agreement of the parties.

3.3 Employee Benefit Plans. Executive shall participate in the employee benefit plans, programs and policies maintained by or for the Company for similarly situated employees in accordance with the terms and conditions to participate in such plans, programs and policies as in effect from time to time. The introduction and administration of benefit plans, programs and policies are within the Company’s sole discretion and the introduction, deletion or amendment of any benefit plan, program or policy will not constitute a breach of this Employment Agreement, provided the Executive is provided with substantially similar benefits or compensation in lieu.

3.4 Indemnification. Executive has previously entered into the Company’s standard form of Indemnification Agreement, attached hereto as Exhibit B, providing indemnification to Executive to the maximum extent permitted by law, and in accordance therewith, the Company has agreed to advance any expenses for which indemnification is available to the extent allowed by applicable law.

3.5 Vacation. Executive shall be eligible for 4 weeks of paid vacation as provided to similarly situated employees under the Company’s policy, if there is one, or other policies in place, which vacation time shall be taken at such time or times in each year so as not to materially and adversely interfere with the business of the Company. Unused vacation may not be carried over from any one-year period to any other period except as may be required by law.

3.6 Other Benefits. N/A

4. Severance Benefits. Executive shall be entitled to receive severance benefits upon termination of employment on the conditions set forth in this Section 4 or as may be required by applicable law. Executive’s entitlement to such severance benefits shall be conditioned upon Executive’s execution and delivery to the Company of (i) a mutual release of all claims within 15 days after termination and (ii) a resignation from all of Executive’s positions with the Company and such severance benefits shall be paid on the Payment Date as defined in Section 5.3 below. Any payment of severance benefits under the terms of this Agreement will be subject to all applicable tax withholding.

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4.1 Voluntary Termination or Termination for Cause. If Executive voluntarily elects to terminate her employment with the Company other than by Executive’s Resignation for Good Reason, as defined in Section 5.4 below, or if the Company or a successor entity terminates Executive’s employment for Cause, as defined in Section 5.2 below, or the Executive dies or becomes incapacitated or otherwise disabled in such a manner that, in the sole determination of the CEO, the Executive cannot perform reasonably the duties specified in Section 1 above, then Executive will receive payment for all salary and unpaid vacation accrued as of the date of Executive’s termination of employment and Executive’s benefits, as applicable, will be continued solely to the extent of the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law (together, the “Other Benefits”) and the Company shall not have any further obligation to Executive.

4.2 Involuntary Termination. If Executive’s employment is terminated by the Company or a successor entity without Cause or by Executive’s Resignation for Good Reason, Executive will receive the Other Benefits and continued payment of her base salary for a period equal to the greater of six (6) months or one (1) month per year of service with the Company. For greater certainty, any option or warrants or rights to other compensation or equity, as may be set out in Exhibit A or otherwise acquired, that remains unvested or has not yet been earned at the time of Executive’s termination shall terminate immediately upon Executive’s termination of employment.

4.3 Change of Control. In the event of a Change of Control, all of the Executive’s unvested options, shares or other equity shall immediately vest.

5. Definitions. For purposes of this Agreement, the following definitions shall apply:

5.1 “Change of Control” means a sale of all or substantially all of the assets of the Company or its parent, LOOP Industries, Inc. (“LPP”), or any merger or consolidation of either the Company or LPP with or into another corporation other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of the Company or LPP (as the case may be) outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or LPP (as the case may be), or such surviving entity, outstanding immediately after such transaction.

5.2 “Cause” means a serious reason pursuant to Article 2094 of the Civil Code of Quebec and includes, without limitation, (a) Executive’s breach of a material term of this Agreement; (b) Executive’s conviction of a criminal offence involving fraud or dishonesty, or which otherwise adversely impacts the reputation of the Company; (c) Executive or any member of Executive’s immediate family making personal profit out of or in connection with a transaction or business opportunity to which the Company is involved or otherwise associated with, without making disclosure to and seeking the prior written consent of the Company; (d) Executive’s failure to comply with any Company rules or policies of a material nature; (e) prior to a Change of Control, Executive’s continued failure to substantially perform her job duties, which is not cured within ten (10) calendar days of receiving written notice of such failure from the Company; (f) any actions or omissions on Executive’s part constituting gross misconduct or negligence in connection with the business of the Company.

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5.3 “Payment Date” means the tenth business day following effectiveness of the release of claims described in Section 4; provided however, if the 60th day following termination of employment falls in a subsequent calendar year, then the Payment Date shall be the later of (i) the first business day of such subsequent calendar year and (ii) the tenth business day following effectiveness of the release.

5.4 “Resignation for Good Reason” means, subject to the right of either party to arbitrate a dispute with respect thereto in accordance with Section 12 below, Executive’s resignation as a result of, and within 30 days following: (i) a significant and substantial reduction in Executive’s job, duties, or responsibilities in a manner that is substantially and materially inconsistent with the position, duties, or responsibilities held by Executive immediately before such reduction; (ii) any reduction in Executive’s base salary other than in connection with and consistent with a general reduction of all officer base salaries; or (iii) a relocation of the Executive’s work location to a location more than 50 kilometers away from their current location provided such change increases Executive’s commute by 25 kilometers or 30 minutes. In each case, Executive shall give written notice to the Company of such event, and allow the Company a reasonable period to cure such event.

6. Confidentiality Agreement. Executive has signed a Proprietary Information and Inventions Agreement (the “Proprietary Agreement”) that is incorporated by reference and made a part of this Agreement and the form of which is attached hereto as Exhibit C. Executive hereby represents and warrants to the Company that Executive has complied with all obligations under the Proprietary Agreement and agrees to continue to abide by the terms of the Proprietary Agreement and further agrees that the provisions of the Proprietary Agreement shall survive any termination of this Agreement or of Executive’s employment relationship with the Company in accordance with the terms of the Proprietary Agreement.

7. Confidentiality of Terms. Executive agrees to follow the Company’s strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this Agreement, regarding salary or stock purchase allocations to any person, including other employees of the Company (other than such employees who have a need to know such information); provided, however, that Executive may discuss such terms with members of her immediate family and any legal, tax or accounting specialists who provide Executive with individual legal, tax or accounting advice.

8. Covenants. In addition to the obligations to which the Executive agreed by executing the Proprietary Agreement, Executive understands and agrees that during the term of Executive’s employment with the Company, and for the greater of (i) the duration of any payments to Executive of severance benefits pursuant to Section 4 of this Agreement or (ii) one (1) year after the termination of Executive’s employment with the Company, Executive will not do any of the following:

8.1 Compete. Without the Company’s prior written consent, within the Province of Quebec, directly or indirectly be employed or involved with any business developing or exploiting any products or services that are competitive with products or services (i) being commercially developed or exploited by the Company during Executive’s employment and (ii) on which Executive worked or about which Executive learned proprietary information or trade secrets of the Company during Executive’s employment with the Company.

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8.2 Solicit Business. Solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his, her or its purchase of the Company’s products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

8.3 Solicit Personnel. Solicit or influence or attempt to influence any of the Company’s employees, consultants or other service providers to terminate or otherwise cease his, her or its employment, consulting or service relationships with the Company or to become an employee, consultant or service provider of any competitor of the Company.

9. Breach of the Agreement. Executive acknowledges that upon her breach of this Agreement or the Proprietary Agreement, the Company would sustain irreparable harm from such breach, and, therefore, Executive agrees that in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to obtain equitable relief, including specific performance and injunctions, restraining Executive from committing or continuing any such violation of the Agreement or the Proprietary Agreement. Executive acknowledges and agrees that upon Executive’s material or intentional breach of any of the provisions of the Agreement (including Section 8) or the Proprietary Agreement, in addition to any other remedies the Company may have under this Agreement or otherwise, the Company’s obligations to provide benefits to Executive as described in this Agreement, including without limitation those benefits provided in Section 4, shall immediately terminate, except as required by applicable law.

10. Entire Agreement. This Agreement, including the Proprietary Agreement that the Executive has signed, sets forth the entire agreement and understanding of the parties relating to the subject matter herein, supersedes any prior agreement, and merges all prior discussions between them.

11. Conflicts. Executive represents and warrants that her performance of all the terms of this Agreement will not breach any other agreement or understanding to which Executive is a party. Executive has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement.

12. Dispute Resolution. In the event of any dispute, controversy or claim arising under or in connection with this Agreement, or the breach hereof (including a dispute as to whether Cause or Resignation for Good Reason exists), the parties hereto shall first submit their dispute to formal mediation. The Company shall select a mediator reasonably acceptable to both parties. In the event that the parties cannot reach resolution through formal mediation, the dispute shall be settled by arbitration in the city of Montreal, in accordance with the Rules of the Quebec Code of Civil Procedure then in effect. Each party shall pay his, her or its own costs (including attorneys’ fees) in connection with such mediation or arbitration. To the extent such mediation or arbitration requires the submission of any information that either party claims is confidential information, the parties agree that such mediation or arbitration shall be confidential proceeding. Judgment upon the award rendered by the mediator or arbitrator may be entered in any court of competent jurisdiction. If any proceeding is necessary to enforce the mediation or arbitration award, the prevailing party shall be entitled to reasonable attorneys’ fees and costs and disbursements, in addition to any other relief to which such party may be entitled. Notwithstanding the foregoing, the Company shall be entitled to seek equitable relief directly from a court of competent jurisdiction (without prior arbitration) with respect to any alleged breach of the Proprietary Agreement or Section 8, including specific performance and injunctions, restraining Executive from committing or continuing to commit such alleged breach.

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13. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agrees expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Executive’s rights hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

14. Miscellaneous Provisions.

14.1 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

14.2 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or 48 hours after being deposited in the mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

14.3 Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Province of Quebec, without giving effect to its or any other jurisdiction’s principles of conflict of laws.

14.4 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

14.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

14.6 Advice of Counsel. Each party to this agreement acknowledges that, in executing this Agreement, such party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting of preparation hereof.

[Signature page follows.]

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The parties have executed this Employment Agreement as of the date first written above.

The Company:

LOOP CANADA INC.

By:	/s/ Daniel Solomita
Daniel Solomita
President and Chief Executive Officer

Executive:

By:	/s/ Jennifer Rhee
Name:	Jennifer Rhee

Address:	119 Laurier St. Dollard-Des-Ormeaux, Qc H9B 3B1

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EXHIBIT A

•	Issuance of 400,000 warrants to purchase common stock of Loop Industries, Inc. with a strike price of $5.25 that vests quarterly equally over the 24 months following the Commencement Date

•	Issuance of 50,000 warrants to purchase common stock of Loop Industries, Inc. with a strike price of $5.25 that vests fully at the completion of the first full scale production facility producing a minimum of 10,000 M/T per year of PTA & MEG

•	Issuance of 50,000 warrants to purchase common stock of Loop Industries, Inc. with a strike price of $5.25 that vests fully once the Company delivers a minimum of 10,000 M/T of PTA or MEG or PET to a commercial client

•	Issuance of 50,000 warrants to purchase common stock of Loop Industries, Inc. with a strike price of $5.25 that vests fully at the completion of the second full scale production facility producing a minimum of 40,000 M/T per year of PTA & MEG

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EXHIBIT B

INDEMNIFICATION AGREEMENT

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EXHIBIT C

PROPRIETARY INFORMATION AND

INVENTIONS AGREEMENT

LOOP CANADA INC.

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